Exhibit 10.2

[REDACTED] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

DISH NETWORK CORPORATION

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (the "Agreement") is entered into and made effective as of [Grant Date] (the “Grant Date”) by and between DISH Network Corporation, a Nevada corporation (the "Company"), and [Participant Name] ("Grantee").

RECITAL

WHEREAS, the Company, pursuant to its 2019 Stock Incentive Plan (the "Plan"), desires to grant stock options to Grantee, and Grantee desires to accept such stock options, each under the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Grant of Options.

The Company hereby grants to Grantee, as of the Grant Date, the options (hereinafter called the “Option(s)”), each representing the right to purchase all or any part of an aggregate of [Number of Options Granted] shares of the Class A Common Stock of the Company, par value $0.01 per share (a "Common Share") upon vesting of that Option, at the price of $[Grant Price] per share (the “Option Price”), subject to the terms and conditions set forth in this Agreement, which price was equal to or greater than the fair market value of a Common Share on the Grant Date (or the last trading day prior to the Grant Date (if the Grant Date was not a trading day)).  The Option Price is subject to adjustment as provided in this Agreement and the Plan.

2.Duration, Vesting and Exercisability.

(a)Goal Achievement and Committee Authority.

[Goals]

(b)Notwithstanding the foregoing vesting schedules set forth in Subsections 2(a)(i) – (vii), each corresponding increment of the Option shall not vest unless and until the Company has achieved the applicable [Goals] (collectively, the “Performance Goals”) in each case as calculated in accordance with Subsections 2(a)(i) – (vii) and subject to the other terms and conditions set forth in this Agreement, on or before [Date].  No Common Shares shall be issued upon the exercise of any Options until those Options have vested, until Grantee has exercised such Option, and until Grantee has satisfied Grantee’s tax, tax withholding and all other obligations with respect to any individual income taxes, penalties and/or interest related to such Options as set forth in Subsection 2(e) of this Agreement, unless the Board, the

Committee and/or the General Counsel of the Company, in its or their Sole Discretion, specifically waives applicability of this provision in whole or in part.  In no event shall the Grantee be entitled to receive additional options in excess of the total number of Options set forth in Section 1 of this Agreement, regardless of the achievement of any goal set forth herein.  Upon the vesting of 100% of the Options set forth in Section 1 of this Agreement, all unachieved Performance Goals shall be immediately retired, and shall no longer be eligible for achievement and/or vesting.

(c)During the lifetime of Grantee, the Common Shares issuable upon the exercise of the Options shall be issued only to Grantee (or, if permissible under applicable law and this Agreement, to Grantee’s guardian or legal representative) and Options shall not be assignable or transferable by Grantee, other than by will or the laws of descent and distribution.  Without limiting the generality of the foregoing, the Options may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and will not be subject to execution, attachment or other process.  Any sale, assignment, transfer or other disposition, or pledge or hypothecation, of the Options or any attempt to make any such levy of execution, attachment or other process will cause the Options to terminate immediately, unless the Board, the Committee and/or the General Counsel of the Company, in its or their Sole Discretion, specifically waives applicability of this provision in whole or in part.

(d)Notwithstanding anything to the contrary in this Agreement, the Options shall expire and terminate, and shall cease to be exercisable, on [Date] (the “Expiration Date”).

(e)The Company assumes no responsibility for any individual income taxes, penalties and/or interest related to the grant, vesting, adjustment or exercisability of any Options or the issuance of Common Shares upon the exercise of any Options or any subsequent disposition of such Common Shares.  Grantee should consult with Grantee's personal tax advisor regarding the tax ramifications, if any, that result from the grant, vesting, adjustment or exercisability of any Options or the issuance of Common Shares upon the exercise of any Options or any subsequent disposition of such Common Shares.  If, in the Company's Sole Discretion, it is necessary or appropriate to collect or withhold any individual income taxes, penalties and/or interest in connection with the grant, vesting, adjustment or exercisability of any Options or the issuance of Common Shares upon the exercise of any Options or any subsequent disposition of such Common Shares, then (i) the Company shall be entitled to require the payment of such amounts, and/or (ii) Grantee shall make arrangements satisfactory to the Company to satisfy all tax, tax withholding and all other obligations with respect to such amounts, in each case as a condition to such grant, vesting, adjustment or exercisability of such Options or the issuance of Common Shares upon the exercise of such Options and/or any subsequent disposition of such Common Shares, as the case may be, unless the Board, the Committee and/or the General Counsel of the Company, in its or their Sole Discretion, specifically waives applicability of this provision in whole or in part.  In furtherance and without limiting the generality of the foregoing, Grantee (on its own behalf and on behalf of each and every other proper party as described in Subsection 2(b) and/or Subsection 3(c) of this Agreement) hereby authorizes the Company, in its Sole Discretion (including, without limitation, pursuant to the then-current procedures implemented by the Company’s administrator for the Options (the “Administrator”), as such Administrator and procedures are designated by the Company in its Sole Discretion), to satisfy all tax, tax withholding and all other obligations with respect to any individual income taxes, penalties and/or interest related to the grant, vesting, adjustment or exercisability of any Options or the issuance of Common Shares upon the exercise of any Options or any subsequent disposition of such Common Shares, by one or a combination of the following:

i.	withholding from any wages or other cash compensation payable to Grantee by the Company;
ii.	withholding Common Shares that are otherwise issuable upon the exercise of the Options;
iii.	arranging for the sale of Common Shares that are otherwise issuable upon vesting of the Options, including, without limitation, selling Common Shares as part of a block trade with Common Shares held by other grantees under the Plan or otherwise; and/or
iv.	withholding from the gross amount of the sale of Common Shares issued upon the exercise of the Options.

(f)In considering the acceptance and any exercise of the Options, Grantee understands, acknowledges, agrees and hereby stipulates that Grantee should use the same independent investment judgment that Grantee would use in making other investments in corporate securities.  Among other things, stock prices will fluctuate over any reasonable period of time and the price of the Common Shares may go down as well as up.  No guarantees are made as to the future prospects of the Company or the Common Shares, or that any market for sale of the Common Shares will exist in the future.  No representations are made by the Company except as may be contained in any active registration statement on file with the SEC relating to the Plan at the time of applicable exercise of the Options.

3.Cessation of Employment; Actual or Threatened Violation of Covenants; Covenants Found Unenforceable; Death or Disability; Demotion; Recoupment.

(a)Subject to the application of Subsections 3(b)(ii) and 3(b)(iii) of this Agreement, in the event that Grantee shall cease to be employed by the Company or its direct or indirect subsidiaries (collectively, the “Company” for purposes of this Section 3) for any reason other than the reason set forth in Subsection 3(b)(i) of this Agreement or Grantee's death or disability (as described in Subsection 3(c) of this Agreement), and Grantee shall have vested Options that Grantee has not exercised and for which Common Shares have not yet been issued as of such cessation of employment, Grantee shall have the right to exercise such vested Options at any time within one (1) month after such cessation of employment and have such Common Shares issued upon the exercise of such vested Options, but only to the extent of the full number of vested Options and Common Shares issuable upon the exercise of such vested Options as of such cessation of employment, subject to the condition that any portion of the Options not vested and exercised as of such cessation of employment shall terminate as of such cessation of employment, shall cease to be exercisable as of such cessation of employment and no Common Shares shall be issued upon the exercise of any unvested Options following such cessation of employment, and that no portion of the Options shall vest or be exercisable after the Expiration Date.  Retirement, whether or not pursuant to any retirement or pension plan of the Company, shall be deemed to be a cessation of employment for all purposes under this Agreement.  The termination of the Options by reason of any such cessation of employment shall be without prejudice to any right or remedy that the Company may have against Grantee at law, in equity, under contract (including, without limitation, this Agreement) or otherwise (all of which are hereby expressly reserved).

(b)In the event that: (i) Grantee shall cease to be employed by the Company by reason of Grantee's serious misconduct during the course of employment, including, without limitation,

[REDACTED], misappropriation of Company funds, theft of Company property or other reasons as determined by the Company; (ii) [REDACTED]; or (iii) a court, arbitrator or other body of competent jurisdiction holds any of the provisions set forth in Subsection 3(e) of this Agreement [REDACTED]to be invalid, illegal, void or less than fully enforceable against Grantee to any extent or in any respect as to time, scope or otherwise, in the course of any litigation or other legal proceeding arising out of or relating to any Actual or Threatened Violation of such covenants by Grantee or a request by or on behalf of Grantee for declaratory relief regarding the enforceability of such covenants against Grantee (each of (i), (ii) and (iii) an “Award Termination Event”), then all Options (which for the avoidance of doubt and without limitation of the foregoing includes both vested and unvested Options) shall be deemed to have terminated, shall cease to be exercisable and no Common Shares shall be issuable in connection therewith, as of the earliest of the following to occur: (A) the serious misconduct described in subpart (i) above; (B) [REDACTED]; or (C) the commencement of the litigation or other legal proceeding described in subpart (iii) above (the first date on which any of (A), (B) and/or (C) occurs, an “Award Termination Effective Date”).  The termination of the Options pursuant to Subsection 3(b)(i), 3(b)(ii) or 3(b)(iii) of this Agreement shall be without prejudice to any right or remedy that the Company may have against Grantee at law, in equity, under contract (including, without limitation, this Agreement) or otherwise (all of which are hereby expressly reserved).  For all purposes under this Agreement, [REDACTED].

(c)Subject to the application of Subsections 3(b)(ii) and 3(b)(iii) of this Agreement, in the event that: (i) Grantee shall die while in the employ of the Company or within one (1) month after cessation of employment for any reason other than the reason set forth in Subsection 3(b)(i) of this Agreement; or (ii) employment ceases because Grantee has become disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and regulations thereunder) while in the employ of the Company and Grantee shall have vested Options that Grantee has not exercised and for which Common Shares have not yet been issued as of such death or cessation of employment for disability, then Grantee or the personal representative or administrator, executor or guardian of Grantee, as applicable, or any person or entity to whom the Options are transferred by will or the applicable laws of descent and distribution shall have the right to exercise such vested Options and have such Common Shares issued upon the exercise of such vested Options, but only to the extent of the full number of vested Options and Common Shares issuable upon the exercise of such vested Options as of such death or cessation of employment for disability, subject to the condition that any portion of the Options not vested as of such death or cessation of employment for disability shall terminate as of such death or cessation of employment for disability, shall cease to be exercisable as of such death or cessation of employment for disability and no Common Shares shall be issued upon the exercise of any unvested Options following such death or cessation of employment for disability, and that no portion of the Options shall vest after the Expiration Date.  The termination of the Options by reason of such death or cessation of employment for disability shall be without prejudice to any right or remedy that the Company may have against Grantee (and/or the personal representative or administrator, executor or guardian of Grantee, as applicable, or to any person or entity to whom the Options are transferred by will or the applicable laws of descent and distribution) at law, in equity, under contract (including, without limitation, this Agreement) or otherwise (all of which are hereby expressly reserved).

(d)In the event that Grantee is demoted (but remains employed) by the Company from Grantee’s current level (e.g., chairman, chief executive officer, president, executive vice president, senior vice president, vice president, director, manager or other level held by Grantee on the Grant Date), then: (i) if Grantee shall have vested Options that Grantee has not exercised and for which Common Shares have not yet been issued as of such demotion, then, subject to the application of Subsections 3(b)(ii) and 3(b)(iii) of this Agreement, Grantee shall have the right to exercise such vested Options and have such Common Shares issued upon the exercise of such vested Options, but only to the extent of the full number of Common Shares issuable upon the exercise of such vested Options as of such demotion (the “Remaining Vested Options Following Demotion”), subject to the condition that any portion of the Options not vested as of such demotion shall terminate as of such demotion and no Common Shares shall be issued upon the exercise of any unvested Options following such demotion, and that no portion of the Options shall vest after the Expiration Date; and (ii) this Agreement, including, without limitation, [REDACTED], shall otherwise continue in force, unless otherwise terminated.  The termination of the Options by reason of such demotion shall be without prejudice to any right or remedy that the Company may have against Grantee at law, in equity, under contract (including, without limitation, this Agreement) or otherwise (all of which are hereby expressly reserved).

(e) Notwithstanding anything to the contrary in this Agreement,  Common Shares issued under this Agreement, Common Shares issued under any Other Award Agreement and all amounts that may be received by Grantee in connection with any disposition of any such Common Share(s) shall be subject to applicable recoupment, “clawback” and similar provisions under law, as well as any recoupment, “clawback” and similar policies of the Company that may be adopted at any time and from time to time in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, and as a condition to the grant, vesting, adjustment or exercisability of any Options or the issuance of Common Shares upon the exercise of any Options and/or any disposition of such Common Shares, Grantee understands, acknowledges, agrees and hereby stipulates that in the event of an Award Termination Event, the Company may (in its Sole Discretion) require Grantee to and, to the extent so required by the Company, Grantee hereby agrees to: (A) return to the Company any and all Common Shares issued under this Agreement and all Other Award Agreements (as defined in this Subsection 3(e)) that are held by or on behalf of Grantee on or after the Award Termination Effective Date; and (B) pay to the Company an amount not to exceed the taxable income attributable to all dispositions, during and after the Recovery Period (as defined in this Subsection 3(e)), of Common Shares issued under this Agreement and all Other Award Agreements (the amounts described in this subpart (B), the “Gross Amounts”).  Effective as of the Award Termination Effective Date, Grantee shall hold such Common Shares and the Gross Amounts in trust for the benefit of the Company until such time as such Common Shares are returned to the Company and/or the Gross Amounts are paid to the Company, as applicable.

The Company will determine, in its Sole Discretion, the Gross Amounts and the method(s) of payment of the Gross Amounts, which method(s) may include, without limitation: (1) offsetting against any compensation or other amounts owed or owing at any time and from time to time by the Company to Grantee (including, without limitation, amounts payable under a deferred compensation plan permitted under Section 409A of the Internal Revenue Code of 1986, as amended); (2) reducing Grantee’s wages or salary and/or reducing or eliminating future salary increases, cash incentive awards or equity awards; and/or (3) requiring Grantee to pay the Gross Amounts to the Company in cash or other immediately available funds upon written demand for such payment.  As a condition to the grant, vesting, adjustment or exercisability of any Options or the issuance of Common Shares upon the exercise of any Options and/or any disposition of such Common Shares, Grantee hereby consents to each of the foregoing method(s) of payment of the Gross Amounts, and further hereby agrees to execute any additional documentation determined by the Company to be necessary or advisable to facilitate the return of the Common Shares and/or payment of the Gross Amounts to the Company.  Grantee hereby nominates and appoints the Company as Grantee’s attorney-in-fact for the limited purpose of executing, on Grantee’s behalf, any such additional documentation in the event that Grantee fails to do so on a reasonably timely basis under the circumstances.  The return of the Common Shares and/or the payment of the Gross

Amounts to the Company pursuant to this Subsection 3(e) shall be without prejudice to any other right or remedy that the Company may have against Grantee at law, in equity, under contract (including, without limitation, this Agreement) or otherwise (all of which are hereby expressly reserved). “Other Award Agreement” means any other restricted stock unit agreement, incentive stock option agreement, non-qualified stock option agreement or any other “Award Agreement” (as defined by the Plan) or similar agreement pursuant to successor or other plan(s) similar to the Plan. “Recovery Period” means the twelve (12) month period preceding the Award Termination Effective Date.

4.Manner of Issuance of Common Shares.

(a)The Options can be exercised only by, and the Common Shares issuable upon the exercise of the Options can be issued only to, Grantee or other proper party as described in Subsection 2(b), Subsection 3(c) and/or Subsection 4(c) of this Agreement, in whole Common Shares by following (prior to the earlier of: (i) any termination of such Options; or (ii) the Expiration Date) the then-current procedures implemented by the Administrator, as such Administrator and procedures are designated by the Company in its Sole Discretion.  The instruction to exercise any Options must be made by Grantee or other proper party as described in Subsection 2(b), Subsection 3(c) and/or Subsection 4(c) of this Agreement and shall include, among other things, the number of Common Shares as to which the Options are being exercised, shall contain a representation and agreement as to Grantee’s investment intent with respect to the Common Shares in a form satisfactory to the Company's General Counsel (unless a Prospectus meeting applicable requirements of the Securities Act of 1933, as amended, is in effect for the Common Shares being issued pursuant to the exercise of the Option), and be accompanied by payment in full of the Option Price for all Options designated in the instruction (including, without limitation, satisfaction of Grantee’s tax, tax withholding and all other obligations with respect to any individual income taxes, penalties and/or interest as set forth in Subsection 2(e) of this Agreement).  All notices that need to be sent to the Company shall be addressed to it at its office at 9601 S. Meridian Blvd., Englewood, Colorado, 80112, Attn: Corporate Secretary, or to such other address or person or entity as the Company may notify Grantee of from time to time.  All notices that need to be sent to Grantee or other person or entity then entitled to receive Common Shares issuable upon vesting of the Options shall be addressed to Grantee or such other person(s) or entity(ies) at such address as Grantee or such other person(s) or entity(ies) may notify the Company or its Administrator in writing of from time to time.

(b)Unless notified by the Company or the Administrator to the contrary, the Common Shares issuable upon the exercise of the Options shall be issued within five (5) business days following the date on which the General Counsel for the Company determines that all conditions necessary for vesting of the Options and issuance of the Common Shares have been satisfied (including, without limitation, satisfaction of Grantee’s tax, tax withholding and all other obligations with respect to any individual income taxes, penalties and/or interest as set forth in Subsection 2(e) of this Agreement).  The Company shall have no obligation to issue any Common Shares until it has confirmed to its satisfaction that all conditions necessary for vesting and the exercise of the Options and issuance of the Common Shares have been satisfied.  Any notice of exercise shall be void and of no effect if all requisite events have not been properly completed.

(c)If, upon the close of trading on the NASDAQ Stock Market (or, in the event that the Common Shares are no longer listed and traded on the NASDAQ Stock Market, such other stock exchange on which the Common Shares are then listed and traded) (the “Market Close”) on the Expiration Date (or the last trading day prior to the Expiration Date (if the Expiration Date is not a trading day)) (the “Expiration Exercise Date”), all or any portion of the Options are vested and exercisable, then the Options (or vested and exercisable portion thereof) shall be automatically exercised upon the Market Close on the Expiration Exercise Date without any further action by Grantee (or any other proper party as described in Section 2(b) and/or Section 3(c) of this Agreement) pursuant to the applicable then-current procedures implemented by the Administrator (the “Expiration Exercise Procedures”), as such Administrator and Expiration Exercise Procedures are designated by the Company in its Sole Discretion.

Pursuant to the Expiration Exercise Procedures in effect as of the date of this Agreement: (i) the following costs and expenses will be satisfied by withholding otherwise deliverable Common Shares to be issued upon the automatic exercise of the Option: (A) the Option Price for the full number of vested Common Shares that are automatically exercised under the Options pursuant to this Section 4(c); (B) the Administrator’s fees and commissions, if any; (C) other brokerage fees and commissions, if any; and (D) all withholding and all other obligations with regard to any individual income taxes (which Grantee understands, acknowledges, agrees and hereby stipulates may be withheld at the highest then-current tax rate), penalties or interest related to the grant, vesting, adjustment or exercise of the Options and/or any subsequent disposition of Common Shares in connection with the Expiration Exercise Procedures or otherwise; and (ii) the number of whole Common Shares, if any, remaining after completion of all withholding as described in subsection (i) of these Expiration Exercise Procedures shall be issued to Grantee.  Without limitation of the generality of Subsection 2(e) of this Agreement, in the event that the amounts withheld pursuant to the Expiration Exercise Procedures are insufficient to satisfy Grantee’s actual individual income tax, penalty and/or interest obligations, Grantee understands, acknowledges, agrees and hereby stipulates that Grantee, and not the Company, shall be solely responsible and liable for payment of any deficiencies.  Only Options that are “in-the-money” at Market Close on the Expiration Exercise Date shall be automatically exercised pursuant to this Section 4(c).  Options shall be considered “in-the-money” for purposes of this Section 4(c) if the fair market value of a Common Share upon the Market Close on the Expiration Exercise Date is at least one percent (1%) greater than the Option Price.  Furthermore, and without limitation of the generality of the preceding sentence, any exercise of the Options that would result in the issuance of less than one (1) whole Common Share to Grantee pursuant to the Expiration Exercise Procedures shall not be automatically exercised pursuant to this Section 4(c).  Grantee (on its own behalf and on behalf of each and every other proper party as described in Section 2(b) and/or Section 3(c) of this Agreement) hereby expressly authorizes and agrees to the automatic exercise of the Options as provided in this Section 4(c) (and shall be deemed to have given all instructions and representations required under Section 4(a) of this Agreement in connection with the automatic exercise of the Options as provided in this Section 4(c)), and neither the approval of the Administrator, nor the consent of Grantee (or any other proper party as described in Section 2(b) and/or Section 3(c) of this Agreement) shall be required at the time of the automatic exercise of the Options pursuant to this Section 4(c).  For the avoidance of doubt, Grantee may exercise any vested and exercisable portion of the Options prior to Market Close on the Expiration Exercise Date.  Grantee understands, acknowledges, agrees and hereby stipulates that the automatic exercise procedure pursuant to this Section 4(c) is provided solely as a convenience to Grantee as protection against Grantee’s inadvertent failure to exercise all or any portion of an “in-the-money” Options that are vested and exercisable before such Options expire under this Agreement.  Because any exercise of all or any portion of the Options is solely Grantee’s responsibility, Grantee hereby waives and releases and agrees to indemnify and hold the Company harmless from and against any and all claims of any kind whatsoever against the Company and/or any other party (including without limitation, the Administrator and the Company’s employees and agents) arising out of or relating to the automatic exercise procedure pursuant to this Section 4(c) (or any failure thereof), including without limitation any resulting individual income tax, penalty and/or interest liability and/or any other liability if the automatic exercise of the Options does occur, or does not occur for any reason or no reason whatsoever and/or the Options actually expire.

(d)The certificate or certificates for (or the book entries made by the Administrator to record) the Common Shares, if any, that are issued or made upon the exercise of the Options may be registered or recorded only in the name of Grantee (or if Grantee so requests, jointly in the name of Grantee and a member of Grantee's family, with the right of survivorship, or in the event of the death of Grantee, in the name of such survivor of Grantee as the person or entity with the right to receive the Common Shares issuable upon the exercise of the Options shall designate).

5.	[REDACTED]

6.Dispute Resolution; Arbitration.

(a)In consideration of the promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantee and the Company mutually agree that any past, present or future claim, counterclaim, controversy and/or dispute between them (whether arising in contract, tort, under statute or otherwise) arising out of, relating to or incurred in connection with: (i) Grantee’s application for employment, employment and/or cessation of employment (collectively, “Employment-Related Disputes”); and/or (ii) this Agreement and/or any Other Award Agreement (including, without limitation, [REDACTED]) (collectively, “Options Disputes”) ((i) or (ii) each, a “Claim” and (i) and (ii) collectively, “Claims”), whenever and wherever brought shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”).  This Section 6 survives after the employment relationship ceases and applies to any Claim that the Company may have against Grantee or that Grantee may have against the Company.  Grantee understands, acknowledges, agrees and hereby stipulates that this agreement to arbitrate is subject to the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., it evidences a transaction involving commerce, and it is fully enforceable.  For purposes of this Section 6, “the Company” shall be defined to include the Company, its predecessors, its and its predecessors’ direct and indirect subsidiaries, and the officers, directors, shareholders, members, owners, employees, managers, agents, attorneys, successors and assigns of each of the foregoing persons and entities.

(b)For Employment-Related Disputes:

i.

a party who wishes to arbitrate an Employment-Related Dispute Claim must prepare a written demand for arbitration ("Request for Arbitration") that identifies the claims asserted, the factual basis for each claim and the relief and/or remedy sought.  That party must file the Request for Arbitration (along with a copy of this Agreement and the applicable filing fee) with the AAA by: (A) delivering them by hand to the Denver, Colorado regional office of the AAA or any other office of the AAA located in the State of Colorado; (B) mailing them by certified U.S. mail, Federal Express or United Parcel Service to American Arbitration Association, Case Filing Services, 1101 Laurel Oak Road, Suite 100, Voorhees, NJ 08043; or (C) using the AAA WebFile feature at the AAA's website: http://www.adr.org.  The Request for Arbitration must be submitted to the AAA before the expiration of the applicable statute of limitations and the parties agree that the date on which the AAA receives the Request for Arbitration shall constitute filing for all statute of limitations purposes.  Unless otherwise prohibited by law, the party initiating arbitration shall be responsible for paying the applicable filing fee.  Subject to Subsection 7(v) of this Agreement, the Company will pay the Employment Law Arbitrator’s (as defined in Subsection 6(b)(iii) of this Agreement) fees and any fee for administering the arbitration;

ii.	the party initiating arbitration must deliver a copy of the Request for Arbitration to the other party by hand or U.S. mail at the following location: (A) if to the Company - to the legal department of the Company at 9601 S. Meridian Blvd., Englewood, CO 80112, Attn: General Counsel; or (B) if to Grantee - to the last address of Grantee appearing in the Company’s records;

iii.

a single arbitrator from the AAA with expertise in employment disputes (the "Employment Law Arbitrator") shall be selected by the AAA and shall conduct the arbitration pursuant to the AAA's Employment Arbitration Rules and Mediation Procedures (the "AAA Employment Rules"), without incorporation of the AAA's Supplementary Rules for Class Arbitrations, the AAA rules relating to the selection of arbitrators, or the AAA rules regarding selection of venue, which the parties hereby expressly disclaim.  The AAA Employment Rules may be found at http://www.adr.org/, by searching for "AAA Employment Arbitration Rules" using an Internet search engine such as www.google.com, or by requesting a copy from the human resources department of the Company. The arbitration, including without limitation any construction or interpretation of this Agreement, shall be governed by and construed in accordance with the substantive law of the State of Colorado, without giving effect to choice of law principles.  Notwithstanding anything to the contrary in this Agreement, the AAA Employment Rules, the AAA Commercial Rules (as defined in Subsection 6(b)(iii) of this Agreement), any other AAA rule and/or procedure and/or any applicable law, the Employment Law Arbitrator shall only have the power to render decisions that are consistent with the substantive law of the State of Colorado, without giving effect to choice of law principles, and any decision rendered by the Employment Law Arbitrator shall be subject to review by the United States District Court for the District of Colorado or the appropriate state court located in the City and County of Denver, Colorado for the purpose of determining whether such decision is consistent with such substantive law and for any other reason for which judicial review of an arbitration decision or award is permissible under the AAA rules, the Federal Arbitration Act or other applicable law;  any decision rendered by the Employment Law Arbitrator that is inconsistent with such substantive law shall be deemed beyond the authority of the Employment Law Arbitrator.  Regardless of what the AAA Employment Rules state, the arbitration proceedings shall be held in the City and County of Denver, Colorado.  Grantee hereby irrevocably waives any and all objections that Grantee may now or hereafter have to the venue of the arbitration, or any court proceeding brought to determine whether a decision rendered by the Employment Law Arbitrator is consistent with the substantive law of the State of Colorado, including, without limitation, any claim that the arbitration or any such court proceeding has been brought in an inconvenient forum;

iv.

the parties shall have the right to conduct discovery relevant and material to the outcome of the arbitration and to present witnesses and evidence as needed to present their claims and defenses, and the Employment Law Arbitrator shall resolve any discovery or evidentiary dispute.  Each party shall have the right to subpoena relevant witnesses and documents, including, without limitation, documents from third parties; subpoenas may be issued for production of documents or witnesses at any deposition(s) or pre-hearing proceeding(s) and/or at the arbitration hearing.  At least thirty (30) days before the arbitration hearing, the parties must exchange a list of witnesses and copies of all exhibits to be used at the arbitration hearing.  Notwithstanding anything to the contrary in this Agreement, the AAA Employment Rules, the AAA Commercial Rules, any other AAA rule and/or procedure and/or any applicable law, the Employment Law Arbitrator shall only have the power to award remedies available under the substantive law of the State of Colorado, without giving effect to choice of law principles, and the availability of any such remedies shall further be limited to those that would be available to a party in his/her/its individual capacity for all Claims presented to the Employment Law Arbitrator (for the avoidance of doubt and without limitation of the foregoing, Grantee may not bring a class arbitration and is not entitled to remedies for Grantee’s Claims on behalf of any other person or entity and/or that are available to plaintiffs in a class action but not available to individual or non-class action plaintiffs).  Any remedy awarded by the Employment Law Arbitrator shall be subject to review by the United States District Court for the District of Colorado or the appropriate state court located in the City and County of Denver, Colorado for the purpose of determining whether such remedy is consistent with such substantive law and complies with the limitations set forth above; any decision by the Employment Law Arbitrator that is inconsistent with such substantive law and/or fails to comply with such limitations shall be deemed beyond the authority of the Employment Law Arbitrator.  Except as otherwise provided in this Subsection 6(b)(iv) and/or Subsection 6(b)(iii) of this Agreement, the Employment Law Arbitrator’s decision shall be final and binding, and judgment upon the Employment Law Arbitrator’s decision and/or award may be entered in any court of competent jurisdiction; provided that the parties agree to take all reasonable steps to ensure that all documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal;

i.	the Employment Law Arbitrator shall have the authority to hear and decide dispositive motions under the legal standards set forth in Rules 12 and 56 of the Colorado Rules of Civil Procedure, regardless of whether a Claim arises under federal or state law. The Employment Law Arbitrator shall resolve all disputes regarding such dispositive motions and the timeliness of the Request for Arbitration and apply the statute of limitations set forth under the substantive law of the State of Colorado, without giving effect to choice of law principles. The Employment Law Arbitrator shall dismiss, without limitation, any Claim that, in the absence of this

Agreement, could not be brought under the substantive law of the State of Colorado, without giving effect to choice of law principles;

ii.	the Employment Law Arbitrator shall have the exclusive authority to resolve Employment-Related Disputes, except as limited by Subsection 6(e) of this Agreement; and

iii.	all arbitration proceedings, including, but not limited to, claims, allegations, decisions, findings, pleadings, hearings, testimony, discovery, settlements, opinions and awards shall be confidential, except: (A) to the extent the parties otherwise agree in writing; (B) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (C) if the substantive law of the State of Colorado (without giving effect to choice of law principles) provides to the contrary; or (D) as is necessary in a court proceeding to enforce, correct, modify or vacate the Employment Law Arbitrator’s award or decision (and in the case of this subpart (D), the parties agree to take all reasonable steps to ensure that all documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal); provided, however, in the event that either party initiates a court proceeding to enforce, correct, modify, or vacate the Employment Law Arbitrator’s award or decision, or any other proceeding that would require disclosing the Employment Law Arbitrator’s award, decision or findings, the parties agree to take all reasonable steps to ensure that all documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal.

(c)For Options Disputes:

i.	a party who wishes to arbitrate an Options Dispute Claim must prepare a Request for Arbitration that identifies the claims asserted, the factual basis for each claim and the relief and/or remedy sought. That party must file the Request for Arbitration (along with a copy of this Agreement and the applicable filing fee) with the AAA by: (A) delivering them by hand to the Denver, Colorado regional office of the AAA or any other office of the AAA located in the State of Colorado; (B) mailing them by certified U.S. mail, Federal Express or United Parcel Service to American Arbitration Association, Case Filing Services, 1101 Laurel Oak Road, Suite 100, Voorhees, NJ 08043; or (C) using the AAA WebFile feature at the AAA's website: http://www.adr.org. The Request for Arbitration must be submitted to the AAA before the expiration of the applicable statute of limitations and the parties agree that the date on which the AAA receives the Request for Arbitration shall constitute filing for all statute of limitations purposes. Unless otherwise prohibited by law, the party initiating arbitration shall be responsible for paying the applicable filing fee. Subject to Subsection 7(v) of this Agreement, the Commercial Law Arbitrators’ (as defined in Subsection 6(c)(iii) of this Agreement) fees and any fee for administering the arbitration will be paid equally by the parties (i.e. fifty percent (50%) by the Company and fifty percent (50%) by Grantee);

ii.	the party initiating arbitration must deliver a copy of the Request for Arbitration to the other party by hand or U.S. mail at the following location: (A) to the Company - to the legal department of the Company at 9601 S. Meridian Blvd., Englewood, CO 80112, Attn: General Counsel; or (B) to Grantee - to the last address of Grantee appearing in the Company’s records;

iii.	three (3) arbitrators from the AAA with expertise in mergers and acquisitions and, more specifically, breach of non-solicit and/or breach of non-compete provisions, as the case may be ("Commercial Law Arbitrators") shall be selected in accordance with the procedure set forth below, and shall conduct the arbitration, pursuant to the then-current AAA Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”), without incorporation of the AAA Employment Rules, the AAA's Supplementary Rules for Class Arbitrations, the AAA rules relating to the selection of arbitrators or the AAA rules regarding selection of venue, which the parties hereby expressly disclaim. The AAA Commercial Rules may be found at http://www.adr.org/, by searching for "AAA Commercial Dispute Resolution Procedures" using an internet search engine such as www.google.com, or by requesting a copy from the human resources department of the Company. Within fourteen (14) days after the receipt of the Request for Arbitration, each party shall select one arbitrator from the AAA that meets the criteria set forth above to act as arbitrator and such arbitrators shall select a third arbitrator from the AAA that meets the criteria set forth above within ten (10) days of their appointment. The party-selected arbitrators will serve in a non-neutral capacity. In the event that the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, a third arbitrator that meets the criteria set forth above shall be selected by the AAA. The arbitration, including without limitation any construction or interpretation of this Agreement, shall be governed by and construed in accordance with the substantive law of the State of Colorado, without giving effect to choice of law principles. Notwithstanding anything to the contrary in this Agreement, the AAA Employment Rules, the AAA Commercial Rules, any other AAA rule and/or procedure and/or any applicable law, the Commercial Law Arbitrators shall only have the power to render decisions that are consistent with the substantive law of the State of Colorado, without giving effect to choice of law principles, and any decision rendered by the Commercial Law Arbitrators shall be subject to review by the United States District Court for the District of Colorado or the appropriate state court located in the City and County of Denver, Colorado for the purpose of determining whether such decision is consistent with such substantive law and for any other reason for which judicial review of an arbitration decision or award is permissible under the AAA rules, the Federal Arbitration Act or other applicable law; any decision by the Commercial Law Arbitrators that is inconsistent with such substantive law shall be deemed beyond the authority of the Commercial Law Arbitrators.

Regardless of what the AAA Commercial Rules state, the arbitration proceedings shall be held in the City and County of Denver, Colorado. Grantee hereby irrevocably waives any and all objections that Grantee may now or hereafter have to the venue of the arbitration, or any court proceeding brought to determine whether a decision rendered by the Commercial Law Arbitrators is consistent with the substantive law of the State of Colorado, including, without limitation, any claim that the arbitration or any such court proceeding has been brought in an inconvenient forum;

iv.	the parties shall have the right to conduct discovery relevant and material to the outcome of the arbitration and to present witnesses and evidence as needed to present their claims and defenses, and the Commercial Law Arbitrators shall resolve any discovery or evidentiary dispute. Each party shall have the right to subpoena relevant witnesses and documents, including, without limitation, documents from third parties; subpoenas may be issued for production of documents or witnesses at any deposition(s) or pre-hearing proceeding(s) and/or at the arbitration hearing. At least thirty (30) days before the arbitration hearing, the parties must exchange a list of witnesses and copies of all exhibits to be used at the arbitration hearing. Notwithstanding anything to the contrary in this Agreement, the AAA Employment Rules, the AAA Commercial Rules, any other AAA rule and/or procedure and/or any applicable law, the Commercial Law Arbitrators shall only have the power to award remedies available under the substantive law of the State of Colorado, without giving effect to choice of law principles, and the availability of any such remedies shall further be limited to those that would be available to a party in his/her/its individual capacity for all Claims presented to the Commercial Law Arbitrators (for the avoidance of doubt and without limitation of the foregoing, Grantee may not bring a class arbitration and is not entitled to remedies for Grantee’s Claims on behalf of any other person or entity and/or that are available to plaintiffs in a class action but not available to individual or non-class action plaintiffs). Any remedy awarded by the Commercial Law Arbitrators shall be subject to review by the United States District Court for the District of Colorado or the appropriate state court located in the City and County of Denver, Colorado for the purpose of determining whether such remedy is consistent with such substantive law and complies with the limitations set forth above; any decision by the Commercial Law Arbitrators that is inconsistent with such substantive law and/or fails to comply with such limitations shall be deemed beyond the authority of the Commercial Law Arbitrators. Except as otherwise provided in this Subsection 6(c)(iv) and/or Subsection 6(c)(iii) of this Agreement, the Commercial Law Arbitrators’ decision shall be final and binding, and judgment upon the Commercial Law Arbitrators’ decision and/or award may be entered in any court of competent jurisdiction; provided that the parties agree to take all reasonable steps to ensure that all documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal;

v.	the Commercial Law Arbitrators shall have the authority to hear and decide dispositive motions under the legal standards set forth in Rules 12 and 56 of the Colorado Rules of Civil Procedure, regardless of whether a Claim arises under federal or state law. The Commercial Law Arbitrators shall resolve all disputes regarding such dispositive motions and the timeliness of the Request for Arbitration and apply the statute of limitations set forth under the substantive law of the State of Colorado, without giving effect to choice of law principles. The Commercial Law Arbitrators shall dismiss, without limitation, any Claim that, in the absence of this Agreement, could not be brought under the substantive law of the State of Colorado, without giving effect to choice of law principles;

vi.	the Commercial Law Arbitrators shall have the exclusive authority to resolve Options Disputes, except as limited by Subsection 6(e) of this Agreement; and

vii.	all arbitration proceedings, including, but not limited to, claims, allegations, decisions, findings, pleadings, hearings, testimony, discovery, settlements, opinions and awards shall be confidential, except: (A) to the extent the parties otherwise agree in writing; (B) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (C) if the substantive law of the State of Colorado (without giving effect to choice of law principles) provides to the contrary; or (D) as is necessary in a court proceeding to enforce, correct, modify or vacate the Commercial Law Arbitrators’ award or decision (and in the case of this subpart (D), the parties agree to take all reasonable steps to ensure that all documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal); provided, however, in the event that either party initiates a court proceeding to enforce, correct, modify, or vacate the Commercial Law Arbitrators’ award or decision, or any other proceeding that would require disclosing the Commercial Law Arbitrators’ award, decision or findings, the parties agree to take all reasonable steps to ensure that all documents, pleadings and other documents are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal.

(d)Notwithstanding the foregoing, this agreement to arbitrate all Employment-Related Disputes and/or Options Disputes shall not apply to Grantee claims for statutory unemployment compensation benefits, statutory worker’s compensation benefits, state disability insurance benefits (not including retaliation claims based upon seeking such benefits), charges filed with the National Labor Relations Board alleging violations of the National Labor Relations Act, and claims for benefits from a Company-sponsored “employee benefit plan,” as that term is defined in 29 U.S.C. §1002(3).

(e)Notwithstanding anything to the contrary in this Agreement, the AAA Employment Rules, the AAA Commercial Rules, any other AAA rule and/or procedure and/or any applicable law, Grantee and the Company agree to bring any Claim in arbitration on an individual basis only, and not as a class or collective action; Grantee and the Company waive any right for a Claim to be brought, heard, or decided as a class or collective action, and the Arbitrator has no power, jurisdiction or authority to preside over a class or collective action ("Class Action Waiver").  This Class Action Waiver, however, does not prevent Grantee from joining, opting into or participating in a pending class or collective action to which Grantee is a current or purported class member as of the date Grantee executes this Agreement.  In addition and notwithstanding anything to the contrary in this Agreement, the AAA Employment Rules, the AAA Commercial Rules, any other AAA rule and/or procedure and/or any applicable law, Grantee and the Company waive any right for a Claim to be brought, heard or decided as a private attorney general representative action on behalf of other grantees ("Representative Action"), and the arbitrator has no power or authority to preside over a Representative Action ("Representative Action Waiver").  The Representative Action Waiver, however, does not apply to a Claim Grantee brings in arbitration as a private attorney general solely on his/her own behalf.  Notwithstanding anything to the contrary in this Agreement, the AAA Employment Rules, the AAA Commercial Rules, any other AAA rule and/or procedure and/or any applicable law: (i) any dispute as to the interpretation, applicability, enforceability or formation of the Class Action Waiver and the Representative Action Waiver may only be determined by the United States District Court for the District of Colorado or the appropriate state court located in the City and County of Denver, Colorado and not by the Employment Law Arbitrator or Commercial Law Arbitrators, as the case may be (for the avoidance of doubt and without limitation of the foregoing, any dispute by the Company or Grantee regarding whether a Claim may be brought as a class or collective action or as a Representative Action must be decided by the courts listed above, and cannot be decided by the Employment Law Arbitrator or the Commercial Law Arbitrators); and (ii) in the event that any such court or other body of competent jurisdiction holds this Subsection 6(e) to be invalid, illegal, void, or less than fully enforceable to any extent or in any respect as to time, scope or otherwise, then Section 6 of this Agreement shall be deemed to have terminated in its entirety and shall be of no further force or effect.

(f)In addition and notwithstanding anything to the contrary in this Agreement, the AAA Employment Rules, the AAA Commercial Rules, any other AAA rule and/or procedure and/or any applicable law, the Company shall have the right to seek specific performance, a temporary restraining order, preliminary and permanent injunctive relief and/or other similar relief, as set forth in Subsection 7(u) of this Agreement, from a court.  In the event that any such relief is sought from a court, at DISH’s option, any or all Claims relating to the foregoing will thereafter remain with the applicable court(s) for resolution and will no longer be resolved by arbitration pursuant to this Agreement; provided, however, that the Claims and proceedings in the applicable court(s) shall at all times remain subject to the Class Action Waiver and Representative Action Wavier set forth in Subsection 6(e) of this Agreement.  The parties mutually agree that the United States District Court for the District of Colorado and the appropriate state courts located in the City and County of Denver, Colorado shall have exclusive subject matter and personal jurisdiction to hear and decide any such action, and that any such court action shall be governed by the substantive law of the State of Colorado, without giving effect to choice of law principles. Grantee hereby irrevocably waives any and all objections that Grantee may now or hereafter have to the venue of any such proceeding brought in any such court, including, without limitation, any claim that such proceeding has been brought in an inconvenient forum.

(g)Nothing in this Section 6 prohibits Grantee from making a report or filing an administrative charge with a federal, state or local administrative agency of competent jurisdiction such as the National Labor Relations Board, the Equal Employment Opportunity Commission, the SEC or the Department of Labor.  This Section 6 also does not prevent federal administrative agencies from adjudicating claims and awarding remedies based on those claims, even if such claims would otherwise be covered by this Section 6.  Nothing in this Section 6 prevents or excuses a party from satisfying any conditions precedent and/or exhausting administrative remedies under applicable law before bringing a Claim in arbitration.

(h)AGREEMENT TO ARBITRATE APPLIES TO ALL EMPLOYMENT-RELATED DISPUTES AND OPTIONS DISPUTES. THIS SECTION 6 SHALL APPLY TO ALL EMPLOYMENT-RELATED DISPUTES AND OPTIONS DISPUTES UNDER THIS AGREEMENT AND ALL OTHER AWARD AGREEMENTS OR OTHERWISE, AND SUPERSEDES ANY AND ALL PRIOR AGREEMENT(S) TO ARBITRATE EMPLOYMENT-RELATED DISPUTES AND/OR OPTIONS DISPUTES BETWEEN GRANTEE AND THE COMPANY AND/OR ANY OF ITS DIRECT AND INDIRECT SUBSIDIARIES.  IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE AAA EMPLOYMENT RULES, THE AAA COMMERCIAL RULES, ANY OTHER AAA RULE AND/OR PROCEDURE AND/OR APPLICABLE LAW, ON THE ONE HAND, AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, ON THE OTHER HAND, THE TERMS AND CONDITIONS OF THIS AGREEMENT SHALL CONTROL.

(i)The parties acknowledge that this agreement to arbitrate shall not alter the at-will nature of their employment relationship MEANING THAT YOU MAY TERMINATE YOUR EMPLOYMENT WITH THE COMPANY AND/OR ANY OF ITS DIRECT AND INDIRECT SUBSIDIARIES AT ANY TIME WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE, AND THE COMPANY AND/OR ANY OF ITS DIRECT AND INDIRECT SUBSIDIARIES RESERVE THE SAME RIGHTS TO TERMINATE YOUR EMPLOYMENT AND/OR DEMOTE YOU.

(j)EXCEPT FOR CLAIMS FOR SPECIFIC PERFORMANCE, A TEMPORARY RESTRAINING ORDER, PRELIMINARY AND PERMANENT INJUNCTIVE RELIEF AND/OR SIMILAR RELIEF, WHICH THE COMPANY SHALL HAVE THE RIGHT TO OBTAIN FROM A COURT AS SET FORTH IN SUBSECTIONS 6(f) and 7(u) OF THIS AGREEMENT (AND EXCEPT FOR CLAIMS RELATING TO ANY OF THE FOREGOING, WHICH, IN THE EVENT THAT DISH SO ELECTS PURSUANT TO SUBSECTION 6(f) ABOVE, SHALL THEREAFTER REMAIN WITH THE APPLICABLE COURT(S) FOR RESOLUTION AS SET FORTH IN SUBSECTION 6(f) OF THIS AGREEMENT), GRANTEE AND THE COMPANY MUTUALLY AND VOLUNTARILY AGREE TO ARBITRATE ALL CLAIMS COVERED BY THIS AGREEMENT.  THE RIGHTS TO A TRIAL, TO A TRIAL BY JURY, TO CLAIMS FOR PUNITIVE AND/OR EXEMPLARY DAMAGES, TO ANY REMEDY NOT AVAILABLE UNDER THE SUBSTANTIVE LAW OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES, AND TO ENGAGE AND/OR PARTICIPATE IN A CLASS ACTION, COLLECTIVE ACTION, PRIVATE ATTORNEY GENERAL REPRESENTATIVE ACTION AND/OR ANY OTHER REPRESENTATIVE ACTION ARE OF VALUE AND EXPRESSLY WAIVED PURSUANT TO THIS SECTION 6.  AS SET FORTH ABOVE, NOTHING IN THIS SECTION 6 INFRINGES ON GRANTEE’S RIGHT TO FILE A CHARGE WITH ANY GOVERNMENT AGENCY; PROVIDED, HOWEVER, GRANTEE UNDERSTANDS, ACKNOWLEDGES, AGREES, AND HEREBY STIPULATES THAT GRANTEE’S RIGHT TO SEEK OTHER REMEDIES AND/OR PERSONAL RECOVERIES IS RESTRICTED AS SPECIFICALLY SET FORTH IN THIS SECTION 6.

7.Miscellaneous.

(a)Plan.  The Options are issued pursuant to the Plan and the 2019 LTIP and are subject to the terms and conditions of the Plan and the 2019 LTIP.  The terms and conditions of the Plan and the 2019 LTIP are available for inspection during normal business hours at the principal offices of the Company.  The Committee has final authority to decide, interpret, determine and calculate any and all aspects of the Plan in its Sole Discretion.

(b)No Assurances of Employment; Shareholder Rights.  Without limitation of Subsection 6(i) of this Agreement, this Agreement shall not confer upon Grantee any right with respect to continuance of employment with the Company or any of its direct or indirect subsidiaries, nor shall it interfere in any way with the right of the Company and its direct and indirect subsidiaries to terminate such employment or to demote Grantee for any reason or no reason at any time and from time to time.  Grantee shall have none of the rights of a shareholder with respect to Common Shares subject to the Options unless and until such Common Shares shall have been issued to Grantee in accordance with this Agreement and the Plan (as evidenced by the records of the transfer agent of the Company).

(c)Adjustments.  If there shall be any change in the Common Shares of the Company through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, then appropriate adjustments may be made by the Committee, in its Sole Discretion, to all or any portion of the Options that have not yet vested and been exchanged for Common Shares and have not been terminated or expired.  Such adjustments may include, where appropriate, changes in the number of shares of Common Shares subject to the outstanding Options.

(d)This Agreement shall inure to the benefit of the Company’s assigns and successors.

(e)Securities Laws.  The Company shall at all times during the term of the Options reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Agreement.  If the Company in its Sole Discretion so elects, it may register the Common Shares issuable upon vesting of the Options under the Securities Act of 1933, as amended (the “Securities Act”), and list the Common Shares on any securities exchange.  In the absence of such election, Grantee understands that neither the Options nor the Common Shares issuable pursuant to the exercise of the Options will be registered under the Securities Act, or tradeable on any securities exchange, and Grantee represents that the Options are being acquired, and that such Common Shares that will be acquired upon the exercise of the Options, if any, will be acquired, by Grantee for investment and not with a view to distribution thereof.  In the absence of an effective Registration Statement meeting the requirements of the Securities Act, upon any sale or transfer of the Common Stock issued pursuant to the exercise of the Options, Grantee shall deliver to the Company an opinion of counsel satisfactory to the Company to the effect that the sale or transfer of the Common Shares does not violate any provision of the Securities Act or the Securities Exchange Act of 1934, as amended, and the Company in its Sole Discretion may impose restrictions upon the sale, pledge or other transfer of such Common Shares (including, without limitation, the placement of appropriate legends on certificates or the imposition of stop-transfer instructions on the certificates (or the book entries made by the Administrator to record the Common Shares), as applicable) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the Exchange Act, the securities laws of any state and/or any other law.

(f)Dividends.  The holder of the Options will not have any right to dividends or any other rights of a shareholder with respect to the Common Shares issuable upon the exercise of the

Options unless and until such Common Shares shall have been issued in accordance with this Agreement and the Plan (as evidenced by the records of the transfer agent of the Company).

(g)Confidentiality. Grantee agrees to treat as confidential the terms and conditions of this Agreement and the Options, and understands, acknowledges, agrees and hereby stipulates that failure to do so may result in immediate termination of all Options (which for the avoidance of doubt and without limitation of the foregoing includes both vested and unvested Options), in which case no Common Shares shall be issuable in connection therewith.

(h)Other Agreements.  Except as expressly set forth to the contrary in Section 6 of this Agreement, the obligations of Grantee under this Agreement shall be independent of, and unaffected by, and shall not affect, other agreements, if any, binding Grantee that apply to Grantee’s business activities during and/or subsequent to Grantee’s employment by the Company.

(i) Survival.  Any provision of this Agreement that logically would be expected to survive termination or expiration, shall survive for a reasonable time period under the circumstances, whether or not specifically provided in this Agreement (including, without limitation, Subsection 3(e), [REDACTED] and Section 6 of this Agreement).  Except as set forth to the contrary in Subsections 3(d) and 5(a)(iv) of this Agreement, the obligations under this Agreement also shall survive any changes made in the future to the employment terms and conditions of Grantee, including, without limitation, changes in salary, benefits, bonus plans, job title and job responsibilities.

(j)Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement.  Except as expressly provided by this Agreement, no waiver or modification of any of the terms or conditions of this Agreement (including, without limitation, this Subsection 7(j)) shall be effective unless in writing and signed by both parties.

(k) No Waiver.  In addition to (and without limitation of) the other terms and conditions of this Agreement, the failure of the Company to insist upon strict performance of any provision of this Agreement or any other agreement between the Company, on the one hand, and Grantee or any other grantee, on the other hand, shall not be construed as a waiver of the Company’s right to insist upon strict performance of each and every representation, warranty, covenant, duty and obligation of Grantee hereunder.  In addition to (and without limitation of) the foregoing, the election of certain remedies by the Company with respect to any Actual or Threatened Violation of this Agreement by Grantee or the breach, violation or default by Grantee or any other grantee of any other agreement between the Company, on the one hand, and Grantee or any other grantee, on the other hand, shall not be deemed to prejudice any right or remedy that the Company may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise with respect to a similar or different Actual or Threatened Violation of this Agreement by Grantee (all of which are hereby expressly reserved).

(l)Severability.  Each provision of this Agreement shall be construed as separable and divisible from every other provision and the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision.  Except as otherwise set forth in Subsections 3(b), 3(e) and 6(e) of this Agreement, in the event that a court, arbitrator or other body of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, void, or less than fully enforceable to any extent or in any respect as to time, scope or otherwise, the parties agree that such provision shall be construed by limiting and reducing it to the minimum extent necessary to render such provision valid, legal and enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement shall not be affected by such alteration, and shall remain in full force and effect.

(m)Agreement Summaries.  In the event that the Company provides Grantee (or anyone acting on behalf of Grantee) with summary or other information concerning, including or otherwise relating to Grantee’s rights or benefits under this Agreement (including, without limitation, the Options, and any vesting thereof), such summary or other information shall in all cases be qualified in its entirety by this Agreement, the Plan and the 2019 LTIP and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

(n)Grantee understands, acknowledges, agrees and hereby stipulates that Grantee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.

(o)Grantee understands, acknowledges, agrees and hereby stipulates that the Options are intended to be consideration in exchange for the promises and covenants set forth in this Agreement and not in exchange for any prior service or continuance of employment with the Company or any of its direct or indirect subsidiaries or for anything else.

(p)Grantee understands, acknowledges, agrees and hereby stipulates that Grantee has carefully read, considered and understands all of the provisions of this Agreement and the Company’s policies reflected in this Agreement.

(q)Grantee understands, acknowledges, agrees and hereby stipulates that Grantee has asked any questions needed for Grantee to understand the terms, consequences and binding effect of this Agreement and Grantee fully understands them, including, without limitation, that Grantee is waiving the right to a trial, a trial by jury, and claims for punitive and/or exemplary damages.

(r)Grantee understands, acknowledges, agrees and hereby stipulates that Grantee was provided an opportunity to seek the advice of an attorney and/or a tax professional of Grantee’s choice before accepting this Agreement.

(s)Grantee understands, acknowledges, agrees and hereby stipulates that the obligations and restrictions set forth in this Agreement are consistent with Grantee’s right to sell Grantee’s labor, the public's interest in unimpeded trade, are fair and reasonable, and are no broader than are reasonably required to protect the Company’s interests.

(t)Headings and Interpretation.  Headings of sections of this Agreement are included for convenience only, will not be construed as part of this Agreement and will not be used to define, limit, extend or interpret the terms of this Agreement.  Each capitalized term will apply equally to both the singular and plural forms thereof.  The parties acknowledge and agree that: (i) they and their counsel have reviewed, or been given a reasonable opportunity to review, this Agreement and any exhibits to this Agreement; (ii) this Agreement and any exhibits to this Agreement shall be deemed to have been jointly drafted by the parties; and (iii) no ambiguity or claimed ambiguity shall be resolved against any party on the basis that such party drafted the language claimed to be ambiguous nor shall the extent to which any party or its counsel participated in drafting this Agreement and/or any exhibits to this Agreement be construed in favor of or against any party.

(u)Injunctive Relief.  Grantee understands, acknowledges, agrees and hereby stipulates that it is the Company’s policy to seek legal recourse to the fullest extent possible for any

Actual or Threatened Violation of this Agreement, and that nothing in this Agreement shall be construed to prohibit the Company from pursuing any available right or remedy that the Company may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise against Grantee for any such Actual or Threatened Violation (all of which are hereby expressly reserved), including, without limitation, the recovery of damages from Grantee.  Grantee further understands, acknowledges, agrees and hereby stipulates that: (i) Grantee’s compliance with this Agreement is necessary to preserve and protect the Company’s Confidential Information and/or Trade Secrets, among other things; (ii) any and all Actual or Threatened Violations of any of the covenants set forth in this Agreement (including, without limitation, [REDACTED]) by Grantee will result in irreparable and continuing harm to the Company, which will be difficult to ascertain and for which there will be no adequate monetary or other remedy at law; and, therefore, (iii) the Company will be entitled, in addition to any and all other remedies available at law, in equity, under contract (including, without limitation, this Agreement) or otherwise (all of which are hereby expressly reserved), to specific performance, an ex parte (without notice to Grantee) temporary restraining order, preliminary and permanent injunctive relief and/or other similar relief to enjoin and prevent any such Actual or Threatened Violation.  Such specific performance and/or injunctive relief includes, without limitation, [REDACTED], to avoid conflicts of interest and to otherwise protect the Company from irreparable harm.  Grantee understands, acknowledges, agrees and hereby stipulates that the Company does not need to post a bond in order to obtain injunctive relief and Grantee waives any and all rights to require such a bond.

(v)Fee Shifting.  The prevailing party in any arbitration or court proceeding to enforce or interpret this Agreement or any provision thereof shall be entitled to recover its costs, expenses and reasonable attorneys’ fees (at trial/arbitration and on appeal), amounts paid in the investigation, defense and/or settlement of such arbitration or court proceeding (including, for the avoidance of doubt and without limitation of the foregoing, costs and expenses incurred in negotiating a settlement, if applicable), and all other amounts allowed by law.  For purposes of the preceding sentence, the “prevailing party” means the party initiating such proceeding in the event that such party is awarded any relief by the arbitrator or court (regardless of whether such relief is monetary or equitable in nature) even, for the avoidance of doubt and without limitation of the foregoing, if such party did not prevail in all matters; otherwise, the “prevailing party” means the party defending against such proceeding.  The “prevailing party” under (i) the complaint or similar filing or action, and (ii) any counterclaim or similar filing or action in any such proceeding shall be determined independently.  Notwithstanding the foregoing, the first sentence of this Subsection 7(v) will not apply to any collateral claims not brought to enforce or interpret this Agreement, even if adjudicated contemporaneously.  Nothing in this Agreement shall require Grantee to reimburse the Company for its costs, expenses and reasonable attorneys’ fees incurred when the Company prevails in defense of any statutory claim of unlawful discrimination, unless such claim brought by Grantee is frivolous, unreasonable or without foundation, or Grantee continues to prosecute a claim after the claim became frivolous, unreasonable or without foundation, in which cases Grantee will be required to reimburse the Company for its costs, expenses and reasonable attorneys’ fees (at trial/arbitration and on appeal), amounts paid in the investigation, defense and/or settlement of such claims (including, for the avoidance of doubt and without limitation of the foregoing, costs and expenses incurred in negotiating a settlement, if applicable), and all other amounts allowed by law.  In the event either party hereto files a judicial or administrative action asserting claims subject to the arbitration provisions of this Agreement, and the other party successfully stays such action and/or compels arbitration of the claims made in such an action, the party filing the administrative or judicial action shall pay the other party’s costs, expenses and reasonable attorneys’ fees incurred in obtaining a stay and/or compelling arbitration.

Upon Grantee’s acceptance of the terms and conditions set forth in this Agreement through the electronic grant process available through the Administrator, this Agreement shall become effective between the parties as of the Grant Date.

DISH NETWORK CORPORATION

Charles W. Ergen, Chairman

GRANTEE – [Participant Name]

Accepted on [Acceptance Date]